At Home Group Inc. Announces Third Quarter Fiscal 2020 Financial Results

•	Delivers 23rd consecutive quarter of high teens net sales growth
•	Increases Q3 net sales 19.3%; comparable store sales[1] decrease 2.0%
•	Generates operating margin of 0.6% and adjusted operating margin[1] of 2.7%
•	Delivers Q3 EPS of $(0.23) and Q3 adjusted EPS[1] of $0.00
•	Updates outlook for fiscal 2020

Plano, Texas, December 4, 2019 -- At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced its financial results for the third quarter ended October 26, 2019.

Lee Bird, Chairman and Chief Executive Officer, stated “We delivered our 23rd straight quarter of at least high teens revenue growth and exceeded our profit guidance, driven by strong productivity of our new stores and outperformance in our Fall and Halloween assortments. We are also pleased that our disciplined efforts to improve our inventory position have been highly effective. However, our revised outlook for the year primarily reflects weaker performance in our Christmas offering, largely driven by a more promotional holiday environment and the impact of a late Thanksgiving. As a result, we are taking decisive pricing action to address this issue within the current quarter.”

“Looking forward, we remain excited about the upcoming launch of both our “EDLP+” go-to-market strategy and omnichannel test, as well as the continued enhancement of our growing loyalty program. With these compelling strategic initiatives on the horizon and our increased emphasis on free cash flow and liquidity, we remain confident in the strength of our business model and its long-term potential.”

For the Thirteen Weeks Ended October 26, 2019

•

The Company opened 12 gross and 9 net new stores in the third quarter of fiscal 2020 and ended the quarter with 213 stores in 39 states. The Company has opened a net 40 stores since the third quarter of fiscal 2019, representing a 23.1% increase.

•

Net sales increased 19.3% to $318.7 million from $267.2 million in the third quarter of fiscal 2019 driven by the net increase in open stores. Comparable store sales[1] decreased 2.0% compared to an increase of 5.2% in the third quarter of fiscal 2019, primarily driven by unfavorable customer response in certain categories to tariff-related strategic price increases.

•

Gross profit decreased 0.7% to $85.4 million from $86.0 million in the third quarter of fiscal 2019. Gross margin decreased 540 basis points to 26.8% from 32.2% in the prior year period primarily as a result of product margin contraction due to incremental markdowns, increased occupancy deleverage resulting from both the adoption of ASC 842 “Leases”  and fiscal 2020 and 2019 sale-leaseback transactions, and costs associated with the Company’s second distribution center.

•

Selling, general and administrative expenses (“SG&A”) increased 14.5% to $74.8 million from $65.3 million in the third quarter of fiscal 2019.  Adjusted SG&A1 increased 15.2% to $74.9 million compared to a recast[3] $65.0 million in the third quarter of fiscal 2019. Adjusted SG&A1 as a percentage of net sales improved by 80 basis points on a recast[3] basis to 23.5% primarily due to a reduction in incentive compensation expense year-over-year.

•

Operating income decreased to $2.0 million from $19.1 million in the third quarter of fiscal 2019 partially due to an impairment charge in connection with a strategic decision to close or relocate three stores. Adjusted operating income[1] decreased 48.4% to $8.5 million from a recast[3] $16.6 million in the third quarter of fiscal 2019. Adjusted operating margin[1] decreased 350 basis points on a recast[3] basis to 2.7% of net sales driven by the gross margin and adjusted SG&A1 factors described above.

•

Interest expense increased to $8.5 million from $7.0 million in the third quarter of fiscal 2019 due to increased borrowings to support our growth strategies, partially offset by a year-over-year decrease in average interest rates.

•

Income tax expense increased to $8.1 million in the third quarter of fiscal 2020, primarily due to recognition of $9.3 million of deferred tax expense related to the cancellation of a one-time grant of stock options to our Chairman and Chief Executive Officer (the “one-time CEO grant”). Income tax expense of $1.0 million in the third quarter of fiscal 2019 was favorably impacted by the recognition of excess tax benefits related to stock option exercises.

•

Net loss was $14.6 million compared to net income of $11.1 million in the third quarter of fiscal 2019. Adjusted Net Income[1] was $(0.3) million compared to a  recast[3] $9.5 million in the third quarter of fiscal 2019.

•	EPS was $(0.23) compared to $0.17 in the third quarter of fiscal 2019. Adjusted EPS[1] was $0.00 compared to a recast[3] $0.14 in the third quarter of fiscal 2019.
•	Adjusted EBITDA[1] decreased 11.8% to $32.9 million from a recast[3] $37.3 million in the third quarter of fiscal 2019.

For the Thirty-nine Weeks Ended October 26, 2019

•

Net sales increased 19.2% to $967.3 million year to date from $811.8 million in the prior year period driven by the net increase in open stores. Comparable store sales[1] decreased 1.1% year to date primarily due to adverse weather conditions in the first half of fiscal 2020 and, to a lesser extent, unfavorable customer response in certain categories to tariff-related strategic price increases.

•

Gross profit increased 2.0% to $273.9 million year to date from $268.6 million in the prior year period. Gross margin decreased 480 basis points to 28.3% from 33.1% in the prior year period primarily as a result of product margin contraction due to incremental markdowns, increased occupancy deleverage resulting from both the adoption of ASC 842 “Leases” and fiscal 2020 and 2019 sale-leaseback transactions, and costs associated with the Company’s second distribution center.

•

SG&A decreased 1.7% to $228.5 million year to date from $232.4 million in the prior year period, primarily due to the nonrecurrence of stock-based compensation expense of $41.5 million related to the one-time CEO grant recognized in the second quarter of fiscal 2019. Adjusted SG&A1 increased 20.3% to $226.3 million year to date compared to a recast[3] $188.1 million in the prior year period. Adjusted SG&A1 as a percentage of net sales increased 20 basis points on a recast[3] basis to 23.4% primarily due to increased preopening, store labor, and advertising expenses to support our growth strategies, partially offset by a reduction in incentive compensation expense.

•

Operating income was $49.7 million year to date compared to $31.5 million in the prior year period. Adjusted operating income[1] decreased 38.3% to $42.0 million from a recast[3] $68.1 million in the prior year period. Adjusted operating margin[1] decreased 410 basis points on a recast[3] basis to 4.3% of net sales driven by the gross margin and adjusted SG&A1 factors described above.

•

Interest expense increased to $24.5 million year to date from $19.5 million in the prior year period due to increased borrowings to support our growth strategies and a year-over-year increase in average interest rates.

•

Income tax expense increased to $15.6 million year to date compared to an income tax benefit of $7.4 million in the prior year period, partially due to recognition of $9.3 million of deferred tax expense related to the cancellation of the one-time CEO grant during the third quarter of fiscal 2020. A pre-tax loss in the second quarter of fiscal 2019, partially offset by recognition of excess tax benefits related to stock option exercises, impacted our effective tax rate in the prior year period.

•

Net income was $9.6 million year to date compared to $19.4 million in the prior year period. Adjusted Net Income[1] was $13.0 million year to date compared to a recast[3] $48.3 million in the prior year period.

•	EPS was $0.15 year to date compared to $0.29 in the prior year period. Adjusted EPS[1] was $0.20 year to date compared to a recast[3] $0.73 in the prior year period.
•	Adjusted EBITDA[1] decreased 11.0% year to date to $113.8 million from a recast[3] $127.9 million in the prior year period.

Sale-leaseback Transaction

In September 2019, the Company completed a sale-leaseback transaction pursuant to which four properties were sold for a total of $50.5 million and contemporaneously leased back for cumulative initial annual rent of $3.7 million, subject to annual escalations. In accordance with ASC 842, the resulting gain on sale-leaseback of $1.1 million was recognized immediately in operating income. The Company excludes gains on sale-leaseback transactions from its non-GAAP earnings metrics. See “Non-GAAP Measures” below.

Balance Sheet Highlights as of October 26, 2019

•	Net inventories increased 23.5% to $431.5 million from $349.4 million as of October 27, 2018, primarily due to a 23.1% increase in the number of open stores.
•	Total liquidity (cash plus $125.9 million of availability under our revolving credit facility) was $140.0 million.
•

Long-term debt was $335.7 million compared to $288.4 million as of October 27, 2018. Additionally, there was $299.0 million outstanding under our revolving credit facility as of October 26, 2019 compared to $241.3 million as of October 27, 2018. Increased borrowings were primarily driven by a net increase of 40 new stores year-over-year.

Outlook & Key Assumptions

Below is an overview of the Company’s outlook and related assumptions for selected fourth quarter and fiscal 2020 financial data. Since the beginning of fiscal 2020, the Company has implemented the new lease accounting standard, ASC 842 “Leases,” which requires, among other things, a change to the accounting treatment of sale-leaseback transactions and the reclassification of certain of the Company’s financing obligations. For illustrative purposes only, the Company has provided the table below based on management estimates in order to assist investors in understanding the impact of ASC 842 for comparability purposes to fiscal 2019.

Illustrative
			Fiscal 2019	Impact of ASC 842	Fiscal 2019,
	Fiscal 2020 Outlook (Current)	Fiscal 2020 Outlook (Prior)	as Reported	on Fiscal 2019(3)	as Recast(4)

Store growth	32 net (36 gross)	32 net (36 gross)
Sales	$1,352.0 million to $1360.0 million, representing 16% to 17% growth	$1,372.5 million to $1,387.5 million, representing 18% to 19% growth
Comp store sales	(2.6)% to (2.0)%	(1.5)% to 0.5%
Gross margin	28.2% to 28.5%, inclusive of approximately 90 bps impact of second DC	29.2% to 29.4%, inclusive of 90 to 100 bps impact of second DC	33.1%	(90) bps	32.2%
Adjusted operating margin(1)(2)	5.6% to 5.9%, inclusive of approximately 75 bps impact of second DC	6.6% to 6.9%, inclusive of 80 to 90 bps impact of second DC	10.7%	(120) bps	9.5%
Interest expense, net	Approximately $32.0 million	Approximately $32.5 million	$27.1 million	$(2.4) million	$24.7 million
Adjusted effective tax rate(5)	23.9%, as compared to 11.7% in fiscal 2019	23.5%, as compared to 11.7% in fiscal 2019
Adjusted Net Income(1)(2)	$33.0 million to $36.0 million, inclusive of approximately $(7.8) million impact of second DC	$44.0 million to $48.0 million, inclusive of approximately $(8.4) million to $(9.5) million impact of second DC	$86.0 million	$(8.8) million	$77.2 million
Adjusted EPS(1)(2)	$0.51 to $0.56, inclusive of $(0.12) impact of second DC	$0.67 to $0.74, inclusive of $(0.13) to $(0.15) impact of second DC	$1.30	($0.13)	$1.17
Diluted weighted average shares outstanding	Approximately 65 million	Approximately 65 million
Capital expenditures	$115 to $125 million, net of approximately $125 million of sale-leaseback proceeds	$135 to $155 million, net of approximately $125 million of sale-leaseback proceeds

Illustrative
		Q4 Fiscal 2019	Impact of ASC 842	Q4 Fiscal 2019,
	Q4 Fiscal 2020 Outlook	as Reported	on Q4 Fiscal 2019(3)	as Recast(4)

Store growth	(1) net (0 gross)
Sales	$385.0 million to $393.0 million, representing 9% to 11% growth
Comp store sales	(6.0)% to (4.0)%
Adjusted operating margin(1)(2)	8.8% to 9.6%, inclusive of approximately 40 bps impact of second DC	13.1%	(100) bps	12.1%
Adjusted effective tax rate(5)	23.0%, as compared to 19.3% in Q4 fiscal 2019
Adjusted Net Income(1)(2)	$20.0 million to $23.0 million, inclusive of approximately $(1.2) million impact of second DC	$31.3 million	$(2.3) million	$29.0 million
Adjusted EPS(1)(2)	$0.31 to $0.36, inclusive of $(0.02) impact of second DC	$0.47	$(0.03)	$0.44
Diluted weighted average shares outstanding	Approximately 64 million

(1)

Represents a non-GAAP financial measure. For additional information about non-GAAP measures, including, where applicable, reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see “Non-GAAP Measures” below.

(2)	We have not presented a quantitative reconciliation of the forward-looking non-GAAP measures adjusted operating margin, Adjusted Net

Income and adjusted EPS to their most directly comparable GAAP financial measures because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of such items as well as the periods in which such items may be recognized. Such items include the gain to be recognized as a result of sale-leaseback transactions as well as the tax impact of certain stock-based compensation events.

(3)

Represents the necessary adjustments to reflect management’s estimates, for illustrative purposes, of the impact of the adoption of ASC 842 on fiscal 2019 results, which requires, among other things, a change to the accounting treatment of sale-leaseback transactions and the reclassification of certain of our financing obligations.

(4)	Represents fourth quarter and fiscal 2019 results as adjusted for illustrative purposes to reflect the impact of ASC 842.
(5)

We have not included an estimate of any potential impact on our forward-looking effective tax rate of certain stock-based compensation events, including the vesting of restricted stock units or the tax benefit from stock option exercises, due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of such items as well as the periods in which such items may be recognized. The impact of these events in any particular period may have a material effect on our GAAP and adjusted effective tax rates for such periods.

Conference Call Details

A conference call to discuss the third quarter fiscal 2020 financial results is scheduled for today, December 4, 2019, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-0789 (international callers please dial 1-201-689-8562) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call, together with any supplemental materials, will be available online at investor.athome.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.athome.com for 90 days.

Terminology

We define certain terms used in this release as follows:

"Adjusted EBITDA" means net (loss) income before net interest expense, loss from early extinguishment of debt, income tax provision and depreciation and amortization, adjusted for the impact of certain other items as defined in our debt agreements, including certain legal settlements and consulting and other professional fees, relocation and employee recruiting incentives, management fees and expenses, stock-based compensation expense, impairment of our trade name, impairment charges, gain on sale-leaseback, non-cash rent, initial public offering related non-cash stock-based compensation expense, non-cash stock-based compensation expense related to the one-time CEO grant in fiscal year 2019 and other adjustments. Periods prior to the adoption of ASC 842 have been recast to show the illustrative impact of the accounting standard, which is non-cash in nature.

“Adjusted Net Income” means net (loss) income,  adjusted for impairment charges, gain on sale-leaseback, initial public offering related non-cash stock-based compensation expense and related payroll tax expenses and the income tax impact associated with the special one-time initial public offering bonus stock option exercises, non-cash stock-based compensation expense related to the one-time CEO grant and the deferred tax expense related to the cancellation thereof, costs associated with the resignation of our former Chief Financial Officer (the “CFO Transition”), costs associated with the restructuring of our merchandising department and other adjustments, which include costs related to the registration and sale of shares of our common stock on behalf of certain existing stockholders, and other transaction costs. Periods prior to the adoption of ASC 842 have been recast to show the illustrative impact of the accounting standard, which is non-cash in nature.

“Adjusted operating income” means operating income, adjusted for impairment charges, gain on sale-leaseback, initial public offering related non-cash stock-based compensation expense and related payroll tax expenses, non-cash stock-based compensation expense related to the one-time CEO grant, costs associated with the CFO transition,  costs associated with the restructuring of our merchandising department and other adjustments, which include costs related to the registration and sale of shares of our common stock on behalf of certain existing stockholders, and other transaction costs. Periods prior to the adoption of ASC 842 have been recast to show the illustrative impact of the accounting standard, which is non-cash in nature.

“Adjusted SG&A” means selling, general and administrative expenses adjusted for certain expenses, including initial public offering related non-cash stock-based compensation expense and related payroll tax expenses, non-cash stock-based compensation expense related to the one-time CEO grant, costs associated with the CFO transition,  costs associated with the restructuring of our merchandising department and other adjustments, which include costs related to the registration and sale of shares of our common stock on behalf of certain existing stockholders and other transaction costs. Periods prior to the adoption of ASC 842 have been recast to show the illustrative impact of the accounting standard, which is non-cash in nature.

"Comparable store sales" means, for any reporting period, the change in period-over-period net sales for the comparable store base, beginning with stores on the second day of the sixteenth full fiscal month following the store's opening. When a store is being relocated or remodeled, we exclude sales from that store in the calculation of comparable store sales until the first day of the sixteenth full fiscal month after it reopens. As it relates to At Home, “two-year comparable store sales basis” refers to the sum of the increase in comparable store sales for each of the current and preceding fiscal years.

“EPS” means diluted earnings per share.

“GAAP” means accounting principles generally accepted in the United States.

“Adjusted EPS” means Adjusted Net Income divided by diluted weighted average shares outstanding.

 “Store-level Adjusted EBITDA” means Adjusted EBITDA, adjusted further to exclude the impact of costs associated with new store openings and certain corporate overhead expenses which we do not consider in our evaluation of the ongoing performance of our stores from period to period.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate", "are confident", "assumed", "believe", "continue", "could", "estimate", "expect", "intend", “look forward”, "may", "might", "on track", “outlook”, "plan", "potential", "predict", “reaffirm”, "seek", "should", or "vision", or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our outlook and assumptions for financial performance for the fourth quarter and fiscal year 2020 and beyond, as well as statements about the markets in which we operate, expected new store openings, our real estate strategy, growth targets, potential growth opportunities, impact of expected stock option exercises, future capital expenditures, and estimates of expenses we may incur in connection with equity incentive awards to management and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this document are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those factors described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended January 26, 2019, “Item 1A. Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended October 26, 2019 and other reports that we file with the Securities and Exchange Commission (“SEC”), may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this release are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this release. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward-looking statements contained in this release, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this document.

About At Home Group Inc.

At Home (NYSE:HOME), the home decor superstore, offers more than 50,000 on-trend home products to fit any budget or style, from furniture, mirrors, rugs, art and housewares to tabletop, patio and seasonal decor. At Home is headquartered in Plano, Texas, and currently operates 213 stores in 39 states. For more information, please visit us online at investor.athome.com.

-Financial Tables to Follow-

AT HOME GROUP INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	October 26, 2019	January 26, 2019	October 27, 2018
Assets
Current assets:
Cash and cash equivalents	$14,104	$10,951	$12,895
Inventories, net	431,465	382,023	349,383
Prepaid expenses	9,604	7,949	10,519
Other current assets	15,280	13,626	21,866
Total current assets	470,453	414,549	394,663
Operating lease right-of-use assets	1,154,158	-	-
Property and equipment, net	711,102	682,663	613,428
Goodwill	569,732	569,732	569,732
Trade name	1,458	1,458	1,458
Debt issuance costs, net	1,339	1,539	1,649
Restricted cash	3	2,515	2,515
Noncurrent deferred tax asset	12,673	52,805	50,973
Other assets	960	945	811
Total assets	$2,921,878	$1,726,206	$1,635,229
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$108,462	$115,821	$98,325
Accrued and other current liabilities	102,740	117,508	107,967
Revolving line of credit	299,020	221,010	241,300
Current portion of operating lease liabilities	57,145	-	-
Current portion of deferred rent	-	11,364	11,325
Current portion of long-term debt	3,976	4,049	3,496
Total current liabilities	571,343	469,752	462,413
Operating lease liabilities	1,170,967	-	-
Long-term debt	335,694	336,435	288,419
Financing obligations	9,334	35,038	33,365
Deferred rent	-	169,339	166,527
Other long-term liabilities	3,768	4,556	4,736
Total liabilities	2,091,106	1,015,120	955,460
Shareholders' Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 64,106,061, 63,609,684, and 63,570,394 shares issued and outstanding, respectively	641	636	636
Additional paid-in capital	655,146	643,677	641,973
Retained earnings	174,985	66,773	37,160
Total shareholders' equity	830,772	711,086	679,769
Total liabilities and shareholders' equity	$2,921,878	$1,726,206	$1,635,229

AT HOME GROUP INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 26, 2019	October 27, 2018	October 26, 2019	October 27, 2018

Net sales	$318,734	$267,180	$967,319	$811,833
Cost of sales	233,321	181,189	693,457	543,221
Gross profit	85,413	85,991	273,862	268,612

Operating expenses
Selling, general and administrative expenses	74,809	65,342	228,454	232,398
Impairment charges	5,230	—	5,230	—
Depreciation and amortization	1,950	1,553	5,580	4,747
Total operating expenses	81,989	66,895	239,264	237,145
(Loss) gain on sale-leaseback	(1,438)	—	15,090	—

Operating income	1,986	19,096	49,688	31,467
Interest expense, net	8,496	6,992	24,500	19,450
(Loss) income before income taxes	(6,510)	12,104	25,188	12,017
Income tax provision (benefit)	8,137	1,014	15,570	(7,366)
Net (loss) income	$(14,647)	$11,090	$9,618	$19,383

Earnings per share:
Net (loss) income per common share:
Basic	$(0.23)	$0.17	$0.15	$0.31
Diluted	$(0.23)	$0.17	$0.15	$0.29
Weighted average shares outstanding:
Basic	64,083,612	63,497,334	63,932,301	62,718,485
Diluted	64,083,612	66,604,638	64,745,804	66,396,813

AT HOME GROUP INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Thirty-nine Weeks Ended
	October 26, 2019	October 27, 2018
Operating Activities
Net income	$9,618	$19,383
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,401	40,783
Impairment charges	5,230	-
Non-cash interest expense	1,690	1,570
Gain on sale-leaseback	(15,090)	-
Amortization of deferred gain on sale-leaseback	-	(6,422)
Deferred income taxes	7,389	(17,413)
Stock-based compensation	5,531	48,307
Other non-cash losses, net	1,124	10
Changes in operating assets and liabilities:
Inventories	(49,442)	(79,539)
Prepaid expenses and other current assets	(8,601)	(9,821)
Other assets	(15)	(496)
Accounts payable	(14,545)	14,603
Accrued liabilities	(5,348)	5,046
Operating lease assets and liabilities	18,879	-
Deferred rent	-	14,696
Net cash provided by operating activities	7,821	30,707
Investing Activities
Purchase of property and equipment	(211,090)	(270,084)
Net proceeds from sale of property and equipment	113,816	148,467
Net cash used in investing activities	(97,274)	(121,617)
Financing Activities
Payments under lines of credit	(616,310)	(464,407)
Proceeds from lines of credit	694,320	543,707
Payment of debt issuance costs	(404)	-
Payments on financing obligations	(60)	(219)
Proceeds from financing obligations	9,571	-
Payments on long-term debt	(2,966)	(2,486)
Proceeds from exercise of stock options	5,943	21,200
Net cash provided by financing activities	90,094	97,795
Increase in cash, cash equivalents and restricted cash	641	6,885
Cash, cash equivalents and restricted cash, beginning of period	13,466	8,525
Cash, cash equivalents and restricted cash, end of period	$14,107	$15,410

Supplemental Cash Flow Information
Cash paid for interest	$22,704	$16,911
Cash paid for income taxes	$23,657	$16,015
Supplemental Information for Non-cash Investing and Financing Activities
(Decrease) increase in current liabilities of property and equipment	$(3,023)	$16,209
Property and equipment reduction due to sale-leaseback	$-	$(111,932)
Property and equipment additions due to build-to-suit lease transactions	$-	$13,679

Non-GAAP Measures

Certain financial measures presented in this release, such as comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, adjusted EPS and Store-level Adjusted EBITDA, are not recognized under GAAP.

We present comparable store sales, which is not a recognized financial measure under GAAP, because it allows us to evaluate how our store base is performing by measuring the change in period-over-period net sales in stores that have been open for the applicable period. We present Adjusted EBITDA and Store-level Adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as interest, depreciation, amortization, loss on extinguishment of debt, impairment charges and taxes. We present adjusted SG&A, adjusted operating income, Adjusted Net Income and adjusted EPS, which are not recognized financial measures under GAAP, because we believe investors’ understanding of our operating performance is enhanced by the disclosure of selling, general and administrative expenses, operating income, net income and earnings per diluted share adjusted for items that we do not believe are indicative of our core operating performance.

You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating our non-GAAP measures, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentations. In particular, Store-level Adjusted EBITDA does not reflect costs associated with new store openings, which are incurred on a limited basis with respect to any particular store when opened and are not indicative of ongoing core operating performance, and corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. In addition, comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, adjusted EPS and Store-level Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

Comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, adjusted EPS and Store-level Adjusted EBITDA have limitations as analytical tools and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. We compensate for these limitations by relying primarily on our GAAP results and using comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, adjusted EPS and Store-level Adjusted EBITDA only as supplemental information.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP measures adjusted operating income, Adjusted Net Income and adjusted EPS to their most directly comparable GAAP financial measures because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of and the periods in which such items may be recognized.

AT HOME GROUP INC.

Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except share and per share data)

(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted SG&A, adjusted operating income, Adjusted Net Income, adjusted EPS, Adjusted EBITDA and Store-level Adjusted EBITDA to their most directly comparable GAAP financial measures. Periods prior to the adoption of ASC 842 have been adjusted in the tables below to show the illustrative impact of the accounting standard based on management’s estimates for comparability purposes.

Reconciliation of selling, general and administrative expenses as reported to adjusted SG&A

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 26, 2019	October 27, 2018	October 26, 2019	October 27, 2018

Selling, general and administrative expenses, as reported	$74,809	$65,342	$228,454	$232,398
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(b)	—	—	—	(2,521)
Payroll tax expense related to special one-time IPO bonus stock option exercises(c)	—	(18)	(46)	(64)
Stock-based compensation related to one-time CEO grant(d)	—	—	—	(41,475)
CFO Transition costs(e)	—	(1,129)	—	(1,129)
Merchandising department restructuring(f)	—	—	(870)	—
Other(g)	115	(300)	(1,258)	(1,478)
Adjusted selling, general and administrative expenses, as reported	74,924	63,895	226,280	185,731
Illustrative impact of ASC 842(h)	—	1,141	—	2,331
Adjusted selling, general and administrative expenses, as recast	$74,924	$65,036	$226,280	$188,062

Reconciliation of operating income as reported to adjusted operating income

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 26, 2019	October 27, 2018	October 26, 2019	October 27, 2018

Operating income, as reported	$1,986	$19,096	$49,688	$31,467
Adjustments:
Impairment charges(a)	5,230	—	5,230	—
Loss (gain) on sale-leaseback(i)	1,438	—	(15,090)	—
Stock-based compensation related to special one-time IPO bonus grant(b)	—	—	—	2,521
Payroll tax expense related to special one-time IPO bonus stock option exercises(c)	—	18	46	64
Stock-based compensation related to one-time CEO grant(d)	—	—	—	41,475
CFO Transition costs(e)	—	1,129	—	1,129
Merchandising department restructuring(f)	—	—	870	—
Other(g)	(115)	300	1,258	1,478
Adjusted operating income, as reported	8,539	20,543	42,002	78,134
Illustrative impact of ASC 842(h)	—	(3,980)	—	(10,056)
Adjusted operating income, as recast	$8,539	$16,563	$42,002	$68,078
Adjusted operating margin, as recast	2.7%	6.2%	4.3%	8.4%

Reconciliation of net (loss) income as reported to Adjusted Net Income and adjusted EPS

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 26, 2019	October 27, 2018	October 26, 2019	October 27, 2018

Net (loss) income, as reported	$(14,647)	$11,090	$9,618	$19,383
Adjustments:
Impairment charges(a)	5,230	—	5,230	—
Loss (gain) on sale-leaseback(i)	1,438	—	(15,090)	—
Stock-based compensation related to special one-time IPO bonus grant(b)	—	—	—	2,521
Payroll tax expense related to special one-time IPO bonus stock option exercises(c)	—	18	46	64
Stock-based compensation related to one-time CEO grant(d)	—	—	—	41,475
CFO Transition costs(e)	—	1,129	—	1,129
Merchandising department restructuring(f)	—	—	870	—
Other(g)	(115)	300	1,258	1,478
Tax impact of adjustments to net (loss) income(j)	(1,511)	(350)	1,793	(10,716)
Tax impact related to the cancellation of the one-time CEO grant(d)	9,306	—	9,306	—
Tax benefit related to special one-time IPO bonus stock option exercises(k)	—	(168)	(13)	(565)
Adjusted Net Income, as reported	(299)	12,019	13,018	54,769
Illustrative impact of ASC 842(h)	—	(2,561)	—	(6,484)
Adjusted Net Income, as recast	(299)	9,458	13,018	48,285
Diluted weighted average shares outstanding	64,083,612	66,604,638	64,745,804	66,396,813
Adjusted EPS, as reported	—	0.18	0.20	0.82
Illustrative impact of ASC 842(h)	—	(0.04)	—	(0.09)
Adjusted EPS, as recast	$—	$0.14	$0.20	$0.73

(a)

Represents a non-cash impairment charge of $5.2 million that we recognized during the thirteen and thirty-nine weeks ended October 26, 2019 in connection with a strategic decision to close or relocate three stores.

(b)

Non-cash stock-based compensation expense associated with a special one-time initial public offering bonus grant to certain members of senior management (the “IPO grant”), which we do not consider in our evaluation of our ongoing performance. The IPO grant was made in addition to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers and non-employee directors and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for certain existing stockholders.

(c)	Payroll tax expense related to stock option exercises associated with the IPO grant, which we do not consider in our evaluation of our ongoing performance.
(d)

For the thirty-nine weeks ended October 27, 2018, we recognized non-cash stock-based compensation expense of $41.5 million associated with the one-time CEO grant, which was made during the second quarter of fiscal 2019 and which we do not consider in our evaluation of our ongoing performance. The one-time CEO grant vested and was fully recognized in the second fiscal quarter 2019. The one-time CEO grant was cancelled for no consideration, resulting in the recognition of $9.3 million of deferred tax expense during the thirteen and thirty-nine weeks ended October 26, 2019.

(e)	Represents costs incurred of $1.1 million related to the CFO Transition in the third fiscal quarter 2019.
(f)	Includes certain employee related costs incurred as part of restructuring our merchandising department.
(g)

Other adjustments include amounts our management believes are not representative of our ongoing operations, including charges incurred in connection with the sale of shares of our common stock on behalf of certain existing stockholders and other transaction costs.

(h)

Represents the necessary adjustments to reflect management’s estimates of the impact of the adoption of ASC 842 on fiscal 2019 results, which requires, among other things, a change to the accounting treatment of sale-leaseback transactions and the reclassification of certain of our financing obligations.

(i)

As of January 27, 2019, we fully recognized the gains on sale-leaseback transactions on the condensed consolidated statements of operations in accordance with ASC 842. During the thirteen and thirty-nine weeks ended October 26, 2019, we recognized a further $2.5 million expense related to the sale-leaseback transaction entered into in the first fiscal quarter 2020.

(j)

Represents the income tax impact of the adjusted expenses using the annual effective tax rate excluding discrete items. After giving effect to the adjustments to net (loss) income,  the adjusted effective tax rate for the thirteen and thirty-nine weeks ended October 26, 2019 was 795.3% and 25.6%, respectively. The adjusted effective tax rate for the thirteen and thirty-nine weeks ended October 27, 2018 was 11.3% and 6.7%, respectively.

(k)	Represents the income tax benefit related to stock option exercises associated with the IPO grant.

Reconciliation of net (loss) income to EBITDA, Adjusted EBITDA and Store-level Adjusted EBITDA

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 26, 2019	October 27, 2018	October 26, 2019	October 27, 2018

Net (loss) income, as reported	$(14,647)	$11,090	$9,618	$19,383
Interest expense, net	8,496	6,992	24,500	19,450
Income tax provision (benefit)	8,137	1,014	15,570	(7,366)
Depreciation and amortization(a)	17,570	14,852	51,401	40,783
EBITDA, as reported	19,556	33,948	101,089	72,250
Impairment charges(b)	5,230	—	5,230	—
Loss (gain) on sale-leaseback(c)	1,438	—	(15,090)	—
Consulting and other professional services(d)	235	1,270	2,535	5,182
Stock-based compensation expense(e)	2,046	1,595	5,531	4,311
Stock-based compensation related to special one-time IPO bonus grant(f)	—	—	—	2,521
Stock-based compensation related to one-time CEO grant(g)	—	—	—	41,475
Non-cash rent(h)	4,386	926	13,019	3,919
Other(i)	24	1,342	1,499	2,083
Adjusted EBITDA, as reported	32,915	39,081	113,813	131,741
Illustrative impact of ASC 842(j)	—	(1,749)	—	(3,807)
Adjusted EBITDA, as recast	32,915	37,332	113,813	127,934
Costs associated with new store openings(k)	6,740	4,411	21,339	13,030
Corporate overhead expenses(l)	25,170	24,350	73,153	68,666
Less illustrative impact of ASC 842(j)	—	1,749	—	3,807
Store-level Adjusted EBITDA, as reported	64,825	67,842	208,305	213,437
Illustrative impact of ASC 842(j)	—	(676)	—	(1,683)
Store-level Adjusted EBITDA, as recast	$64,825	$67,166	$208,305	$211,754

(a)	Includes the portion of depreciation and amortization expenses that are classified as cost of sales in our condensed consolidated statements of operations.
(b)

Represents a non-cash impairment charge of $5.2 million that we recognized during the thirteen and thirty-nine weeks ended October 26, 2019 in connection with a strategic decision to close or relocate three stores.

(c)

As of January 27, 2019, we fully recognized the gains on sale-leaseback transactions on the condensed consolidated statements of operations in accordance with ASC 842. During the thirteen and thirty-nine weeks ended October 26, 2019, we recognized a further $2.5 million expense related to the sale-leaseback transaction entered into in the first fiscal quarter 2020.

(d)

Primarily consists of (i) consulting and other professional fees with respect to projects to enhance our merchandising and human resource capabilities and other company initiatives; and (ii) charges incurred in connection with the sale of shares of our common stock on behalf of certain existing stockholders and other transaction costs.

(e)	Non-cash stock-based compensation expense related to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers and non-employee directors.
(f)

Non-cash stock-based compensation expense associated with the IPO grant, which we do not consider in our evaluation of our ongoing performance. The IPO grant was made in addition to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers and non-employee directors and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for certain existing stockholders.

(g)

For the thirty-nine weeks ended October 27, 2018, we recognized non-cash stock-based compensation expense of $41.5 million associated with the one-time CEO grant, which was made during the second quarter of fiscal year 2019 and which we do not consider in our evaluation of our ongoing performance. On September 12, 2019, the one-time CEO grant was cancelled for no consideration.

(h)

Consists of the non-cash portion of rent, which reflects the extent to which our GAAP straight-line rent expense recognized exceeds or is less than our cash rent payments, partially offset, for the thirteen and thirty-nine weeks ended October 27, 2018, by the amortization of deferred gains on sale-leaseback transactions that are recognized to rent expense on a straight-line basis through the applicable lease term. The offsetting amount relating to the amortization of deferred gains on sale-leaseback transactions was $(2.3) million and $(6.4) million during the thirteen and thirty-nine weeks ended October 27, 2018, respectively. The GAAP straight-line rent expense adjustment can vary depending on the average age of our lease portfolio, which has been impacted by our significant growth. For newer leases, our rent expense recognized typically exceeds our cash rent payments while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(i)

Other adjustments include amounts our management believes are not representative of our ongoing operations, including: (i) for the thirty-nine weeks ended October 26, 2019, costs incurred of $1.4 million related to the restructuring of our merchandising department; and (ii) for the thirteen and thirty-nine weeks ended October 27, 2018, a payroll tax expense related to the exercise of stock options of $0.2 million and $0.8 million, respectively, and costs incurred of $1.1 million related to the CFO Transition in the third fiscal quarter 2019.

(j)

Represents the necessary adjustments to reflect management’s estimates of the impact of the adoption of ASC 842 on fiscal 2019 results, which requires, among other things, a change to the accounting treatment of sale-leaseback transactions and the reclassification of certain of our financing obligations.

(k)

Reflects non-capital expenditures associated with opening new stores, including marketing and advertising, labor and cash occupancy expenses. Costs related to new store openings represent cash costs, and you should be aware that in the future we may incur expenses that are similar to these costs. We anticipate that we will continue to incur cash costs as we open new stores in the future. We opened 12 and nine new stores during the thirteen weeks ended October 26, 2019 and October 27, 2018, respectively, and 36 and 27 new stores during the thirty-nine weeks ended October 26, 2019 and October 27, 2018, respectively.

(l)	Reflects corporate overhead expenses, which are not directly related to the profitability of our stores, to facilitate comparisons of store operating performance as we do not consider these corporate overhead expenses when evaluating the ongoing performance of our stores from period to period. Corporate overhead expenses, which are a component of selling, general and administrative expenses, are comprised of various home office general and administrative expenses such as payroll expenses, occupancy costs, marketing and advertising, and consulting and professional fees. Store-level Adjusted EBITDA should not be used as a substitute for consolidated measures of profitability or performance because it does not reflect corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. We anticipate that we will continue to incur corporate overhead expenses in future periods.

Investor Relations:

At Home

Arvind Bhatia, CFA / Bethany Perkins Johns

972.265.1299 / 972.265.1326

InvestorRelations@AtHome.com

Edelman
Stacy Turnof
212.277.3797
HOME@Edelman.com

Media:
Edelman

Noelle Amos / Nicole Briguet

415.486.3231 / 212.704.8164

HOME@Edelman.com

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